Fifth Third Announces Third Quarter 2020 Results
Reported diluted earnings per share of $0.78
Reported results included a negative $0.07 impact from certain items on page 2

Key Financial Data				Key Highlights

$ millions for all balance sheet and income statement items
	3Q20	2Q20	3Q19
–Very strong reported and adjusted return metrics, reflecting strong operating results
–Credit losses well below previous expectations with a NCO ratio of 0.35%, the lowest level since 2Q19
–PPNR(a) exceeded previous guidance, led by strong fees and better-than-expected NII performance (interest-bearing core deposit costs down 14 bps, more than previous guidance)
–3Q20 NIM was negatively impacted ~48 bps due to excess liquidity and Paycheck Protection Program (PPP) loans
–Strong balance sheet; CET1 ratio of 10.14% well above target range, with record balance sheet liquidity
–Grew tangible book value per share for six consecutive quarters

Income Statement Data
Net income available to common shareholders	$562	$163	$530
Net interest income (U.S. GAAP)	1,170	1,200	1,242
Net interest income (FTE)(a)	1,173	1,203	1,246
Noninterest income	722	650	740
Noninterest expense	1,161	1,121	1,159

Per Share Data
Earnings per share, basic	$0.78	$0.23	$0.72
Earnings per share, diluted	0.78	0.23	0.71
Book value per share	29.25	28.88	27.32
Tangible book value per share(a)	23.06	22.66	21.06

Balance Sheet & Credit Quality
Average portfolio loans and leases	$113,362	$118,506	$109,541
Average deposits	155,911	150,598	125,206
Net charge-off ratio(b)	0.35%	0.44%	0.36%
Nonperforming asset ratio(c)	0.84	0.65	0.47

Financial Ratios
Return on average assets	1.14%	0.40%	1.28%
Return on average common equity	10.7	3.2	10.7
Return on average tangible common equity(a)	13.8	4.3	14.2
CET1 capital(d)(e)	10.14	9.72	9.56
Net interest margin(a)	2.58	2.75	3.32
Efficiency(a)	61.3	60.5	58.4

Other than the Quarterly Financial Review tables beginning on page 13, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

CEO Commentary

"Our third quarter results were very strong despite the challenging operating dynamics. We remain intently focused on taking appropriate actions for our customers, our employees, and our communities during these uncertain times. I am very proud of the way our employees have responded to support our customers and each other.

Our financial performance once again highlighted the strength of our franchise and our ability to navigate the current environment. Our already strong capital and liquidity levels further improved this quarter, and our credit performance was better than previous expectations, indicative of our balance sheet strength which will serve us well throughout this challenging environment.

We have consistently communicated our through-the-cycle principles of disciplined client selection, conservative underwriting, and an overall balance sheet management approach focused on long-term performance. We have also executed numerous strategic actions over the last several years in anticipation of an eventual downturn in the economy.

Given the anticipated revenue headwinds, we are very focused on optimizing our expense base to maintain healthy levels of returns. To that end, we took proactive measures during the quarter to ensure Fifth Third continues to generate sustainable, long-term value for shareholders. We continue to believe we are well-positioned to emerge from the pandemic as a top performing regional bank."

-Greg D. Carmichael, Chairman, President and CEO
Investor contact: Chris Doll (513) 534-2345 | Media contact: Ed Loyd (513) 534-6397 October 22, 2020

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,173	$1,203	$1,246	(2)%	(6)%
(Benefit from) provision for credit losses	(15)	485	134	NM	NM
Noninterest income	722	650	740	11%	(2)%
Noninterest expense	1,161	1,121	1,159	4%	—
Income before income taxes(a)	$749	$247	$693	203%	8%

Taxable equivalent adjustment	$3	$3	$4	—	(25)%
Applicable income tax expense	165	49	140	237%	18%
Net income	$581	$195	$549	198%	6%
Dividends on preferred stock	19	32	19	(41)%	—
Net income available to common shareholders	$562	$163	$530	245%	6%
Earnings per share, diluted	$0.78	$0.23	$0.71	239%	10%

Fifth Third Bancorp (NASDAQ®: FITB) today reported third quarter 2020 net income of $581 million compared to net income of $195 million in the prior quarter and $549 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $562 million, or $0.78 per diluted share, compared to $163 million, or $0.23 per diluted share, in the prior quarter and $530 million, or $0.71 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain items - 3Q20

(after-tax impacts(f); $ in millions, except per share data)

Valuation of Visa total return swap within other noninterest income	$(17)
Restructuring charges:
Severance expense within compensation and benefits expense	(15)
Branch and non-branch real estate charges within other noninterest income	(8)
Rent impairment charges within net occupancy expense	(7)
COVID-19-related expenses(g)	(4)
After-tax impact(f) of certain items	$(51)

Diluted earnings per share impact of certain items	$(0.07)

Diluted earnings per share impact reflect 718.894 million average diluted shares outstanding

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Interest Income
Interest income	$1,332	$1,406	$1,629	(5)%	(18)%
Interest expense	159	203	383	(22)%	(58)%
Net interest income (NII)	$1,173	$1,203	$1,246	(2)%	(6)%
Adjusted NII(a)	$1,160	$1,188	$1,218	(2)%	(5)%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	2.93%	3.21%	4.34%	(28)	(141)
Rate paid on interest-bearing liabilities	0.51%	0.66%	1.41%	(15)	(90)

Ratios
Net interest rate spread	2.42%	2.55%	2.93%	(13)	(51)
Net interest margin (NIM)	2.58%	2.75%	3.32%	(17)	(74)
Adjusted NIM(a)	2.55%	2.71%	3.25%	(16)	(70)

Compared to the prior quarter, reported NII decreased $30 million, or 2%. Excluding purchase accounting accretion of $13 million in the current quarter and $15 million in the prior quarter, adjusted NII decreased $28 million, or 2%. The decrease was primarily attributable to a decline in commercial and industrial (C&I) loans and the impact of lower market rates. These impacts were partially offset by the actions taken to reduce deposit costs, the full-quarter impact of PPP loans, the favorable impact of previously executed cash flow hedges, and day count. Compared to the prior quarter, reported and adjusted NIM decreased 17 bps and 16 bps, respectively, driven by the unfavorable impacts from elevated cash balances (approximately 15 bps drag on NIM compared to the prior quarter), lower market rates, and lower C&I loan balances, partially offset by benefits from lower deposit costs and previously executed cash flow hedges. NIM was negatively impacted approximately 48 bps due to PPP loans and excess liquidity compared to historical balances.
Compared to the year-ago quarter, reported NII decreased $73 million, or 6%. Excluding purchase accounting accretion, adjusted NII decreased $58 million, or 5%, primarily reflecting lower market rates and lower commercial loan balances, partially offset by reduced deposit costs and the favorable impact of previously executed cash flow hedges, as well as growth in both the indirect secured consumer (predominantly indirect automobile) and lower-yielding PPP portfolios. Compared to the year-ago quarter, reported NIM decreased 74 bps. Adjusted NIM, which excludes purchase accounting accretion, decreased 70 bps, primarily reflecting the impact of elevated cash balances and lower market rates, partially offset by benefits from lower deposit costs and previously executed cash flow hedges.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$144	$122	$143	18%	1%
Commercial banking revenue	125	137	123	(9)%	2%
Mortgage banking net revenue	76	99	95	(23)%	(20)%
Wealth and asset management revenue	132	120	124	10%	6%
Card and processing revenue	92	82	94	12%	(2)%
Leasing business revenue	77	57	92	35%	(16)%
Other noninterest income	26	12	64	117%	(59)%
Securities gains, net	51	21	5	143%	920%
Securities losses, net - non-qualifying hedges
on mortgage servicing rights	(1)	—	—	NM	NM
Total noninterest income	$722	$650	$740	11%	(2)%

Reported noninterest income increased $72 million, or 11%, from the prior quarter, and decreased $18 million, or 2%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below. Reported results in the current quarter include securities gains, including approximately $5 million attributable to mark-to-market impacts related to non-qualified deferred compensation assets, which were offset in noninterest expense, resulting in an immaterial impact to pre-tax income.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	September	June	September
	2020	2020	2019
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$722	$650	$740
Valuation of Visa total return swap	22	29	11
Branch and non-branch real estate charges	10	12	—
Securities gains, net	(51)	(21)	(5)
Noninterest income excluding certain items(a)	$703	$670	$746

Compared to the prior quarter, noninterest income excluding certain items increased $33 million, or 5%. Compared to the year-ago quarter, noninterest income excluding certain items decreased $43 million, or 6%.
Compared to the prior quarter, service charges on deposits increased $22 million, or 18%, with improving commercial deposit fees reflecting a partial normalization of treasury management service volumes and lower earnings credits, as well as elevated consumer deposit fees compared to the prior quarter which included hardship-related fee waivers. Commercial banking revenue decreased $12 million, or 9%, primarily reflecting a decrease from the record high capital markets revenue in the prior quarter. Mortgage banking net revenue decreased $23 million, or 23%, primarily driven by an unfavorable MSR net valuation adjustment and an increase in MSR decay resulting from higher prepayment speeds. Current quarter mortgage originations of $4.5 billion increased 32% compared to the prior quarter. Wealth and asset management revenue increased $12 million, or 10%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue increased $10 million, or 12%, reflecting increases in credit and debit transaction volumes. Leasing business revenue increased $20 million, or 35%, primarily driven by an increase in business solutions revenue.

Compared to the year-ago quarter, service charges on deposits increased $1 million, or 1%, as increased commercial deposit fees were partially offset by a decline in consumer deposit fees. Commercial banking revenue increased $2 million, or 2%, reflecting increases in both debt and equity capital markets revenue, partially offset by lower M&A advisory fees and financial risk management revenue. Mortgage banking net revenue decreased $19 million, or 20%, primarily driven by an unfavorable MSR net valuation adjustment and an increase in MSR decay resulting from higher prepayment speeds, partially offset by improved gain on sale margin and higher mortgage originations. Wealth and asset management revenue increased $8 million, or 6%, primarily driven by higher personal asset management revenue and brokerage fees. Card and processing revenue decreased by $2 million, or 2%, primarily reflecting lower commercial card transaction volumes, partially offset by elevated debit transaction volumes and lower rewards. Leasing business revenue decreased $15 million, or 16% primarily reflecting lower lease remarketing revenue.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$637	$627	$584	2%	9%
Net occupancy expense	90	82	84	10%	7%
Technology and communications	89	90	100	(1)%	(11)%
Equipment expense	33	32	33	3%	—
Card and processing expense	29	29	33	—	(12)%
Leasing business expense	35	33	40	6%	(13)%
Marketing expense	23	20	40	15%	(43)%
Intangible amortization expense	12	12	14	—	(14)%
Other noninterest expense	213	196	231	9%	(8)%
Total noninterest expense	$1,161	$1,121	$1,159	4%	—

Reported noninterest expense increased $40 million, or 4%, from the prior quarter, and increased $2 million from the year-ago quarter. The reported results reflect the impact of certain items in the table below.

Noninterest Expense excluding certain items
($ in millions)	For the Three Months Ended
	September	June	September
	2020	2020	2019
Noninterest Expense excluding certain items
Noninterest expense (U.S. GAAP)	$1,161	$1,121	$1,159
Restructuring severance expense	(19)	—	—
Intangible amortization expense	(12)	(12)	(14)
Rent impairment charges	(9)	—	—
COVID-19 related expenses(g)	(5)	(12)	—
Merger-related expenses	—	(9)	(28)
FHLB debt extinguishment charge	—	(6)	—
Noninterest expense excluding certain items(a)	$1,116	$1,082	$1,117

Compared to the prior quarter, noninterest expense excluding certain items increased $34 million, or 3%, primarily reflecting an increase in other noninterest expense and marketing expense, partially offset by lower compensation and benefits expense (which included approximately $7 million in non-qualified deferred compensation expense in the current quarter compared to a $22 million expense in the prior quarter). Compared to the year-ago quarter, noninterest expense excluding certain items decreased $1 million, primarily reflecting lower marketing expense and other noninterest expense, partially offset by an increase in compensation and benefits expense.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$54,004	$59,040	$51,241	(9)%	5%
Commercial mortgage loans	11,069	11,222	10,692	(1)%	4%
Commercial construction loans	5,534	5,548	5,267	—	5%
Commercial leases	2,966	3,056	3,562	(3)%	(17)%
Total commercial loans and leases	$73,573	$78,866	$70,762	(7)%	4%
Consumer loans:
Residential mortgage loans	$16,618	$16,561	$16,736	—	(1)%
Home equity	5,581	5,820	6,267	(4)%	(11)%
Indirect secured consumer loans	12,599	12,124	10,707	4%	18%
Credit card	2,134	2,248	2,448	(5)%	(13)%
Other consumer loans	2,857	2,887	2,621	(1)%	9%
Total consumer loans	$39,789	$39,640	$38,779	—	3%
Total average portfolio loans and leases	$113,362	$118,506	$109,541	(4)%	3%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$55	$68	$127	(19)%	(57)%
Consumer loans held for sale	1,196	844	998	42%	20%
Total average loans and leases held for sale	$1,251	$912	$1,125	37%	11%

Securities and other short-term investments	$66,091	$56,806	$38,188	16%	73%
Total average interest-earning assets	$180,704	$176,224	$148,854	3%	21%

Compared to the prior quarter, total average portfolio loans and leases decreased 4%, primarily driven by a decline in C&I loans, partially offset by an increase in indirect secured consumer loans (predominantly indirect automobile). Average commercial portfolio loans and leases decreased 7%, reflecting lower C&I revolving line of credit utilization and a decline in commercial mortgage loans, partially offset by the full-quarter impact of PPP loans. Average consumer portfolio loans were flat, as higher indirect secured consumer loans were offset by lower home equity and credit card balances.
Compared to the year-ago quarter, total average portfolio loans and leases increased 3%, reflecting growth in C&I loans as well as continued growth in indirect secured consumer loans. Average commercial portfolio loans and leases increased 4%, reflecting elevated C&I balances predominantly from PPP loans and growth in commercial mortgage loans, partially offset by the expected decline in commercial leases. Average consumer portfolio loans increased 3%, as higher indirect secured consumer loans were partially offset by lower home equity and credit card balances.

Total period-end commercial portfolio loans and leases of $71 billion (including $5.2 billion in PPP loan balances) decreased $4 billion, or 6%, from the prior quarter, and increased $1 billion, or 1%, from the year-ago quarter. The sequential decline reflected lower revolving line utilization throughout the current quarter. Period-end commercial revolving line utilization was 33%, compared to 38% in the prior quarter and 36% in the year-ago quarter.
Average available-for-sale debt and other securities of $35.4 billion (amortized cost) decreased 2% compared to the prior quarter and increased 2% compared to the year-ago quarter. Average other short-term investments (which includes interest-bearing cash) of $29.8 billion increased $10 billion compared to the prior quarter and increased $27.3 billion compared to the year-ago quarter.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Average Deposits
Demand	$50,414	$45,761	$35,223	10%	43%
Interest checking	49,800	49,760	37,729	—	32%
Savings	17,013	16,354	14,405	4%	18%
Money market	31,151	30,022	26,962	4%	16%
Foreign office(h)	189	182	222	4%	(15)%
Total transaction deposits	$148,567	$142,079	$114,541	5%	30%
Other time	3,711	4,421	5,823	(16)%	(36)%
Total core deposits	$152,278	$146,500	$120,364	4%	27%
Certificates - $100,000 and over	3,633	4,067	4,795	(11)%	(24)%
Other deposits	—	31	47	(100)%	(100)%
Total average deposits	$155,911	$150,598	$125,206	4%	25%

Compared to the prior quarter, average core deposits increased 4%, with growth in all deposit captions except other time deposits. Average demand deposits represented 33% of total core deposits in the current quarter compared to 31% in the prior quarter. Average commercial transaction deposits increased 6% and average consumer transaction deposits increased 3%.
Compared to the year-ago quarter, average core deposits increased 27%, reflecting double-digit growth in all deposit captions except other time and foreign office deposits. Average commercial transaction deposits increased 47% and average consumer transaction deposits increased 14%.
The period end loan-to-core deposit ratio was 72% in the current quarter, compared to 75% in the prior quarter and 91% in the year-ago quarter. Excluding PPP loans, the period end loan-to-core deposit ratio was 69% in the current quarter, compared to 72% in the prior quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$3,633	$4,067	$4,795	(11)%	(24)%
Other deposits	—	31	47	(100)%	(100)%
Federal funds purchased	273	309	739	(12)%	(63)%
Other short-term borrowings	1,626	2,377	1,278	(32)%	27%
Long-term debt	16,230	16,955	15,633	(4)%	4%
Total average wholesale funding	$21,762	$23,739	$22,492	(8)%	(3)%

Compared to the prior quarter, average wholesale funding decreased 8%, driven by a reduction in other short-term borrowings reflecting lower FHLB advances, lower jumbo CD balances, as well as the full-quarter impact of a debt redemption that occurred at the end of the second quarter. Compared to the year-ago quarter, average wholesale funding decreased 3%, reflecting decreases in jumbo CD balances, federal funds borrowings and other deposits, partially offset by increases in long-term debt and other short-term borrowings.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	September	June	March	December	September
	2020	2020	2020	2019	2019

Total nonaccrual portfolio loans and leases (NPLs)	$891	$700	$647	$618	$482
Repossessed property	7	4	10	10	9
OREO	33	43	52	52	28
Total nonperforming portfolio loans and leases and OREO (NPAs)	$931	$747	$709	$680	$519

NPL ratio(i)	0.80%	0.61%	0.55%	0.56%	0.44%
NPA ratio(c)	0.84%	0.65%	0.60%	0.62%	0.47%

Total loans and leases 30-89 days past due (accrual)	$323	$381	$409	$364	$402
Total loans and leases 90 days past due (accrual)	139	136	151	130	132

Allowance for loan and lease losses (ALLL), beginning	$2,696	$2,348	$1,202	$1,143	$1,115
Impact of CECL adoption	—	—	643	—	—
Total net losses charged-off	(101)	(130)	(122)	(113)	(99)
(Benefit from) provision for loan and lease losses	(21)	478	625	172	127
ALLL, ending	$2,574	$2,696	$2,348	$1,202	$1,143

Reserve for unfunded commitments, beginning	$176	$169	$144	$154	$147
Impact of CECL adoption	—	—	10	—	—
Provision for (benefit from) the reserve for unfunded commitments	6	7	15	(10)	7
Reserve for unfunded commitments, ending	$182	$176	$169	$144	$154

Total allowance for credit losses (ACL)	$2,756	$2,872	$2,517	$1,346	$1,297

ACL ratios:
As a % of portfolio loans and leases	2.49%	2.50%	2.13%	1.23%	1.19%
As a % of nonperforming portfolio loans and leases	309%	410%	389%	218%	269%
As a % of nonperforming portfolio assets	296%	385%	355%	198%	250%

ALLL as a % of portfolio loans and leases	2.32%	2.34%	1.99%	1.10%	1.04%

Total losses charged-off	$(135)	$(163)	$(159)	$(152)	$(130)
Total recoveries of losses previously charged-off	34	33	37	39	31
Total net losses charged-off	$(101)	$(130)	$(122)	$(113)	$(99)

Net charge-off ratio (NCO ratio)(b)	0.35%	0.44%	0.44%	0.41%	0.36%
Commercial NCO ratio	0.33%	0.40%	0.32%	0.20%	0.18%
Consumer NCO ratio	0.40%	0.52%	0.66%	0.78%	0.68%

Nonperforming portfolio loans and leases were $891 million in the current quarter, with the resulting NPL ratio of 0.80%. Compared to the prior quarter, NPLs increased $191 million with the NPL ratio increasing 19 bps. Compared to the year-ago quarter, NPLs increased $409 million with the NPL ratio increasing 36 bps.
Nonperforming portfolio assets were $931 million in the current quarter, with the resulting NPA ratio of 0.84%. Compared to the prior quarter, NPAs increased $184 million with the NPA ratio increasing 19 bps. Compared to the year-ago quarter, NPAs increased $412 million with the NPA ratio increasing 37 bps.

The benefit from credit losses totaled $15 million in the current quarter. The allowance for credit loss ratio represented 2.49% of total portfolio loans and leases in the current quarter, compared with 2.50% in the prior quarter and 1.19% in the year-ago quarter (under the incurred loss methodology). In the current quarter, the allowance for credit losses represented 309% of nonperforming portfolio loans and leases and 296% of nonperforming portfolio assets. The allowance for loan and lease losses ratio represented 2.32% of total portfolio loans and leases in the current quarter.
Net charge-offs were $101 million in the current quarter, with the resulting NCO ratio of 0.35%. Compared to the prior quarter, net charge-offs decreased $29 million and the NCO ratio decreased 9 bps. Compared to the year-ago quarter, net charge-offs increased $2 million and the NCO ratio decreased 1 bp.

Capital Position
	As of and For the Three Months Ended
	September	June	March	December	September
	2020	2020	2020	2019	2019
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	11.33%	11.30%	12.63%	12.58%	12.43%
Tangible equity(a)	8.09%	7.68%	8.41%	9.52%	9.29%
Tangible common equity (excluding AOCI)(a)	6.99%	6.77%	7.41%	8.44%	8.21%
Tangible common equity (including AOCI)(a)	8.31%	8.13%	8.65%	9.08%	9.09%

Regulatory Capital Ratios(e)
CET1 capital(d)	10.14%	9.72%	9.37%	9.75%	9.56%
Tier I risk-based capital(d)	11.64%	10.96%	10.56%	10.99%	10.81%
Total risk-based capital(d)	14.93%	14.24%	13.59%	13.84%	13.68%
Tier I leverage	8.37%	8.16%	9.37%	9.54%	9.36%

Capital ratios remained strong and grew during the quarter. The CET1 capital ratio was 10.14%, the tangible common equity to tangible assets ratio was 6.99% excluding AOCI, and 8.31% including AOCI. The Tier I risk-based capital ratio was 11.64%, the Total risk-based capital ratio was 14.93%, and the Tier I leverage ratio was 8.37%. Certain capital ratios, including the Tier I leverage ratio, continued to be impacted by the increase in assets since the onset of the pandemic, predominantly from growth in 0% risk-weighted assets resulting from an increase in interest-bearing cash as well as PPP loans.
On September 17, 2020, the Federal Reserve released its hypothetical scenarios for its second round of stress tests under the Comprehensive Capital Analysis and Review (CCAR) process due to continued uncertainty from COVID-19. Fifth Third will be resubmitting its own base and stress scenario projections to the Federal Reserve by November 2, 2020. Additionally, on September 30, 2020, the Federal Reserve announced it has extended for an additional quarter several measures to ensure that large banks such as Fifth Third maintain a high level of capital resilience, including prohibiting share repurchases through at least the fourth quarter of 2020, as well as capping dividend payments tied to a formula based on recent income.

Tax Rate
The effective tax rate was 22.1% compared with 19.9% in the prior quarter and 20.2% in the year-ago quarter.
Conference Call
Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Us” then “Investor Relations”).
Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of September 30, 2020, the Company had $202 billion in assets and operates 1,122 full-service Banking Centers, and 2,414 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2020, had $422 billion in assets under care, of which it managed $53 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”
Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 26.
(b)Net losses charged-off as a percent of average portfolio loans and leases.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Under the U.S. banking agencies' Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)COVID-19 related expenses include incremental costs incurred for enhanced cleaning measures, personal protective equipment, one-time employee bonuses (entirely in 2Q20), and other supplies in response to the COVID-19 pandemic
(h)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(i)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”). When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies; and (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.
# # #

Quarterly Financial Review for September 30, 2020

Table of Contents

Financial Highlights	13-14
Consolidated Statements of Income	15-16
Consolidated Balance Sheets	17-18
Consolidated Statements of Changes in Equity	19
Average Balance Sheet and Yield Analysis	20-21
Summary of Loans and Leases	22
Regulatory Capital	23
Summary of Credit Loss Experience	24
Asset Quality	25
Regulation G Non-GAAP Reconciliation	26-28
Segment Presentation	29

Fifth Third Bancorp and Subsidiaries
Financial Highlights				% / bps				% / bps
$ in millions, except per share data	For the Three Months Ended			Change		Year to Date		Change
(unaudited)	September	June	September			September	September
	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Income Statement Data
Net interest income	$1,170	$1,200	$1,242	(3%)	(6%)	$3,600	$3,569	1%
Net interest income (FTE)(a)	1,173	1,203	1,246	(2%)	(6%)	3,610	3,582	1%
Noninterest income	722	650	740	11%	(2%)	2,043	2,501	(18%)
Total revenue (FTE)(a)	1,895	1,853	1,986	2%	(5%)	5,653	6,083	(7%)
Provision for (benefit from) credit losses	(15)	485	134	NM	NM	1,110	310	258%
Noninterest expense	1,161	1,121	1,159	4%	—	3,482	3,499	—
Net income	581	195	549	198%	6%	823	1,778	(54%)
Net income available to common shareholders	562	163	530	245%	6%	754	1,718	(56%)

Earnings Per Share Data
Net income allocated to common shareholders	$560	$162	$526	246%	6%	$751	$1,702	(56%)
Average common shares outstanding (in thousands):
Basic	715,102	714,767	726,716	—	(2%)	714,477	708,849	1%
Diluted	718,894	717,572	736,086	—	(2%)	718,943	718,413	—
Earnings per share, basic	$0.78	$0.23	$0.72	239%	8%	$1.05	$2.40	(56%)
Earnings per share, diluted	0.78	0.23	0.71	239%	10%	1.04	2.37	(56%)

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.24	—	13%	$0.81	$0.70	16%
Book value per share	29.25	28.88	27.32	1%	7%	29.25	27.32	7%
Market price per share	21.32	19.28	27.38	11%	(22%)	21.32	27.38	(22%)
Common shares outstanding (in thousands)	712,328	712,202	718,583	—	(1%)	712,328	718,583	(1%)
Market capitalization	$15,187	$13,731	$19,675	11%	(23%)	$15,187	$19,675	(23%)

Financial Ratios
Return on average assets	1.14%	0.40%	1.28%	74	(14)	0.58%	1.47%	(89)
Return on average common equity	10.7%	3.2%	10.7%	750	—	4.9%	12.7%	(780)
Return on average tangible common equity(a)	13.8%	4.3%	14.2%	950	(40)	6.5%	16.5%	(1,000)
Noninterest income as a percent of total revenue(a)	38%	35%	37%	300	100	36%	41%	(500)
Dividend payout	34.6%	117.4%	33.3%	(8,280)	130	77.1%	29.2%	4,790
Average total Bancorp shareholders' equity as a percent of average assets	11.33%	11.30%	12.43%	3	(110)	11.71%	11.99%	(28)
Tangible common equity(a)	6.99%	6.77%	8.21%	22	(122)	6.99%	8.21%	(122)
Net interest margin (FTE)(a)	2.58%	2.75%	3.32%	(17)	(74)	2.85%	3.32%	(47)
Efficiency (FTE)(a)	61.3%	60.5%	58.4%	80	290	61.6%	57.5%	410
Effective tax rate	22.1%	19.9%	20.2%	220	190	21.6%	21.4%	20

Credit Quality
Net losses charged-off	$101	$130	$99	(22%)	2%	$353	$256	38%
Net losses charged-off as a percent of average portfolio loans and leases	0.35%	0.44%	0.36%	(9)	(1)	0.41%	0.32%	9
ALLL as a percent of portfolio loans and leases	2.32%	2.34%	1.04%	(2)	128	2.32%	1.04%	128
ACL as a percent of portfolio loans and leases(g)	2.49%	2.50%	1.19%	(1)	130	2.49%	1.19%	130
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.84%	0.65%	0.47%	19	37	0.84%	0.47%	37

Average Balances
Loans and leases, including held for sale	$114,613	$119,418	$110,666	(4%)	4%	$115,401	$106,719	8%
Securities and other short-term investments	66,091	56,806	38,188	16%	73%	54,021	37,369	45%
Assets	202,533	198,387	169,585	2%	19%	190,973	162,119	18%
Transaction deposits(b)	148,567	142,079	114,541	5%	30%	136,293	109,396	25%
Core deposits(c)	152,278	146,500	120,364	4%	27%	140,695	114,853	23%
Wholesale funding(d)	21,762	23,739	22,492	(8%)	(3%)	22,441	22,772	(1%)
Bancorp shareholders' equity	22,952	22,420	21,087	2%	9%	22,364	19,430	15%

Regulatory Capital Ratios(e)
CET1 capital(f)	10.14%	9.72%	9.56%	42	58	10.14%	9.56%	58
Tier I risk-based capital(f)	11.64%	10.96%	10.81%	68	83	11.64%	10.81%	83
Total risk-based capital(f)	14.93%	14.24%	13.68%	69	125	14.93%	13.68%	125
Tier I leverage	8.37%	8.16%	9.36%	21	(99)	8.37%	9.36%	(99)

Operations
Banking centers	1,122	1,122	1,143	—	(2%)	1,122	1,143	(2%)
ATMs	2,414	2,456	2,487	(2%)	(3%)	2,414	2,487	(3%)
Full-time equivalent employees	20,283	20,340	19,478	—	4%	20,283	19,478	4%
(a)Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Under the U.S. banking agencies' Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Financial Highlights
$ in millions, except per share data	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Income Statement Data
Net interest income	$1,170	$1,200	$1,229	$1,228	$1,242
Net interest income (FTE)(a)	1,173	1,203	1,233	1,232	1,246
Noninterest income	722	650	671	1,035	740
Total revenue (FTE)(a)	1,895	1,853	1,904	2,267	1,986
(Benefit from) provision for credit losses	(15)	485	640	162	134
Noninterest expense	1,161	1,121	1,200	1,160	1,159
Net income	581	195	46	734	549
Net income available to common shareholders	562	163	29	701	530

Earnings Per Share Data
Net income allocated to common shareholders	$560	$162	$28	$696	$526
Average common shares outstanding (in thousands):
Basic	715,102	714,767	713,556	715,137	726,716
Diluted	718,894	717,572	720,363	724,968	736,086
Earnings per share, basic	$0.78	$0.23	$0.04	$0.97	$0.72
Earnings per share, diluted	0.78	0.23	0.04	0.96	0.71

Common Share Data
Cash dividends per common share	$0.27	$0.27	$0.27	$0.24	$0.24
Book value per share	29.25	28.88	28.26	27.41	27.32
Market value per share	21.32	19.28	14.85	30.74	27.38
Common shares outstanding (in thousands)	712,328	712,202	711,306	708,916	718,583
Market capitalization	$15,187	$13,731	$10,563	$21,792	$19,675

Financial Ratios
Return on average assets	1.14%	0.40%	0.11%	1.72%	1.28%
Return on average common equity	10.7%	3.2%	0.6%	14.2%	10.7%
Return on average tangible common equity(a)	13.8%	4.3%	1.0%	18.7%	14.2%
Noninterest income as a percent of total revenue(a)	38%	35%	35%	46%	37%
Dividend payout	34.6%	117.4%	675.0%	24.7%	33.3%
Average total Bancorp shareholders' equity as a percent of average assets	11.33%	11.30%	12.63%	12.58%	12.43%
Tangible common equity(a)	6.99%	6.77%	7.41%	8.44%	8.21%
Net interest margin (FTE)(a)	2.58%	2.75%	3.28%	3.27%	3.32%
Efficiency (FTE)(a)	61.3%	60.5%	63.0%	51.2%	58.4%
Effective tax rate	22.1%	19.9%	22.6%	22.0%	20.2%

Credit Quality
Net losses charged-off	$101	$130	$122	$113	$99
Net losses charged-off as a percent of average portfolio loans and leases	0.35%	0.44%	0.44%	0.41%	0.36%
ALLL as a percent of portfolio loans and leases	2.32%	2.34%	1.99%	1.10%	1.04%
ACL as a percent of portfolio loans and leases(g)	2.49%	2.50%	2.13%	1.23%	1.19%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO	0.84%	0.65%	0.60%	0.62%	0.47%

Average Balances
Loans and leases, including held for sale	$114,613	$119,418	$112,180	$110,986	$110,666
Securities and other short-term investments	66,091	56,806	39,033	38,326	38,188
Assets	202,533	198,387	171,871	169,327	169,585
Transaction deposits(b)	148,567	142,079	118,096	116,285	114,541
Core deposits(c)	152,278	146,500	123,177	121,792	120,364
Wholesale funding(d)	21,762	23,739	21,832	21,491	22,492
Bancorp shareholders' equity	22,952	22,420	21,713	21,304	21,087

Regulatory Capital Ratios(e)
CET1 capital(f)	10.14%	9.72%	9.37%	9.75%	9.56%
Tier I risk-based capital(f)	11.64%	10.96%	10.56%	10.99%	10.81%
Total risk-based capital(f)	14.93%	14.24%	13.59%	13.84%	13.68%
Tier I leverage	8.37%	8.16%	9.37%	9.54%	9.36%

Operations
Banking centers	1,122	1,122	1,123	1,149	1,143
ATMs	2,414	2,456	2,464	2,481	2,487
Full-time equivalent employees	20,283	20,340	20,182	19,869	19,478
(a)Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 26.
(b)Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(c)Includes transaction deposits plus other time deposits.
(d)Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(e)Current period regulatory capital ratios are estimates.
(f)Under the U.S. banking agencies' Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(g)The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	September	June	September			September	September
	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,047	$1,115	$1,320	(6%)	(21%)	$3,397	$3,799	(11%)
Interest on securities	274	283	291	(3%)	(6%)	840	862	(3%)
Interest on other short-term investments	8	5	14	60%	(43%)	20	33	(39%)
Total interest income	1,329	1,403	1,625	(5%)	(18%)	4,257	4,694	(9%)

Interest Expense
Interest on deposits	46	83	243	(45%)	(81%)	295	692	(57%)
Interest on federal funds purchased	—	—	4	NM	(100%)	2	23	(91%)
Interest on other short-term borrowings	5	2	8	150%	(38%)	13	23	(43%)
Interest on long-term debt	108	118	128	(8%)	(16%)	347	387	(10%)
Total interest expense	159	203	383	(22%)	(58%)	657	1,125	(42%)

Net Interest Income	1,170	1,200	1,242	(3%)	(6%)	3,600	3,569	1%

Provision for (benefit from) credit losses	(15)	485	134	NM	NM	1,110	310	258%
Net Interest Income After Provision for Credit Losses	1,185	715	1,108	66%	7%	2,490	3,259	(24%)

Noninterest Income
Service charges on deposits	144	122	143	18%	1%	414	417	(1%)
Commercial banking revenue	125	137	123	(9%)	2%	387	333	16%
Mortgage banking net revenue	76	99	95	(23%)	(20%)	295	214	38%
Wealth and asset management revenue	132	120	124	10%	6%	387	358	8%
Card and processing revenue	92	82	94	12%	(2%)	260	266	(2%)
Leasing business revenue	77	57	92	35%	(16%)	207	199	4%
Other noninterest income	26	12	64	117%	(59%)	42	679	(94%)
Securities gains, net	51	21	5	143%	920%	48	30	60%
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	(1)	—	—	NM	NM	3	5	(40%)
Total noninterest income	722	650	740	11%	(2%)	2,043	2,501	(18%)

Noninterest Expense
Compensation and benefits	637	627	584	2%	9%	1,911	1,843	4%
Net occupancy expense	90	82	84	10%	7%	254	248	2%
Technology and communications	89	90	100	(1%)	(11%)	272	319	(15%)
Equipment expense	33	32	33	3%	—	97	96	1%
Card and processing expense	29	29	33	—	(12%)	89	98	(9%)
Leasing business expense	35	33	40	6%	(13%)	103	97	6%
Marketing expense	23	20	40	15%	(43%)	74	117	(37%)
Other noninterest expense	225	208	245	8%	(8%)	682	681	—
Total noninterest expense	1,161	1,121	1,159	4%	—	3,482	3,499	—
Income Before Income Taxes	746	244	689	206%	8%	1,051	2,261	(54%)
Applicable income tax expense	165	49	140	237%	18%	228	483	(53%)
Net Income	581	195	549	198%	6%	823	1,778	(54%)
Dividends on preferred stock	19	32	19	(41%)	—	69	60	15%
Net Income Available to Common Shareholders	$562	$163	$530	245%	6%	$754	$1,718	(56%)

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Interest Income
Interest and fees on loans and leases	$1,047	$1,115	$1,235	$1,252	$1,320
Interest on securities	274	283	283	299	291
Interest on other short-term investments	8	5	7	8	14
Total interest income	1,329	1,403	1,525	1,559	1,625

Interest Expense
Interest on deposits	46	83	166	201	243
Interest on federal funds purchased	—	—	2	5	4
Interest on other short-term borrowings	5	2	6	5	8
Interest on long-term debt	108	118	122	120	128
Total interest expense	159	203	296	331	383

Net Interest Income	1,170	1,200	1,229	1,228	1,242

(Benefit from) provision for credit losses	(15)	485	640	162	134
Net Interest Income After Provision for Credit Losses	1,185	715	589	1,066	1,108

Noninterest Income
Service charges on deposits	144	122	148	149	143
Commercial banking revenue	125	137	124	127	123
Mortgage banking net revenue	76	99	120	73	95
Wealth and asset management revenue	132	120	134	129	124
Card and processing revenue	92	82	86	95	94
Leasing business revenue	77	57	73	71	92
Other noninterest income	26	12	7	382	64
Securities gains (losses), net	51	21	(24)	10	5
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	(1)	—	3	(1)	—
Total noninterest income	722	650	671	1,035	740

Noninterest Expense
Compensation and benefits	637	627	647	576	584
Net occupancy expense	90	82	82	84	84
Technology and communications	89	90	93	103	100
Equipment expense	33	32	32	33	33
Card and processing expense	29	29	31	33	33
Leasing business expense	35	33	35	36	40
Marketing expense	23	20	31	44	40
Other noninterest expense	225	208	249	251	245
Total noninterest expense	1,161	1,121	1,200	1,160	1,159
Income Before Income Taxes	746	244	60	941	689
Applicable income tax expense	165	49	14	207	140
Net Income	581	195	46	734	549
Dividends on preferred stock	19	32	17	33	19
Net Income Available to Common Shareholders	$562	$163	$29	$701	$530

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	September	June	September
	2020	2020	2019	Seq	Yr/Yr
Assets
Cash and due from banks	$2,996	$3,221	$3,261	(7%)	(8%)
Other short-term investments	31,285	28,243	3,235	11%	867%
Available-for-sale debt and other securities(a)	37,425	38,599	37,178	(3%)	1%
Held-to-maturity securities(b)	15	16	18	(6%)	(17%)
Trading debt securities	704	526	297	34%	137%
Equity securities	277	273	459	1%	(40%)
Loans and leases held for sale	2,323	912	1,223	155%	90%
Portfolio loans and leases:
Commercial and industrial loans	51,695	55,661	50,768	(7%)	2%
Commercial mortgage loans	10,878	11,233	10,822	(3%)	1%
Commercial construction loans	5,656	5,479	5,281	3%	7%
Commercial leases	3,021	3,061	3,495	(1%)	(14%)
Total commercial loans and leases	71,250	75,434	70,366	(6%)	1%
Residential mortgage loans	16,158	16,457	16,675	(2%)	(3%)
Home equity	5,455	5,681	6,218	(4%)	(12%)
Indirect secured consumer loans	12,925	12,395	11,026	4%	17%
Credit card	2,087	2,211	2,467	(6%)	(15%)
Other consumer loans	2,856	2,875	2,657	(1%)	7%
Total consumer loans	39,481	39,619	39,043	—	1%
Portfolio loans and leases	110,731	115,053	109,409	(4%)	1%
Allowance for loan and lease losses	(2,574)	(2,696)	(1,143)	(5%)	125%
Portfolio loans and leases, net	108,157	112,357	108,266	(4%)	—
Bank premises and equipment	2,090	2,053	2,053	2%	2%
Operating lease equipment	818	809	869	1%	(6%)
Goodwill	4,261	4,261	4,290	—	(1%)
Intangible assets	157	171	201	(8%)	(22%)
Servicing rights	660	676	910	(2%)	(27%)
Other assets	10,828	10,789	8,819	—	23%
Total Assets	$201,996	$202,906	$171,079	—	18%

Liabilities
Deposits:
Demand	$51,896	$49,359	$35,893	5%	45%
Interest checking	49,566	51,586	36,965	(4%)	34%
Savings	17,221	16,896	14,354	2%	20%
Money market	31,192	30,881	27,370	1%	14%
Foreign office	160	191	226	(16%)	(29%)
Other time	3,337	3,913	5,662	(15%)	(41%)
Certificates $100,000 and over	3,311	4,120	4,377	(20%)	(24%)
Other deposits	—	—	500	NM	(100%)
Total deposits	156,683	156,946	125,347	—	25%
Federal funds purchased	251	262	876	(4%)	(71%)
Other short-term borrowings	1,196	1,285	4,046	(7%)	(70%)
Accrued taxes, interest and expenses	2,500	2,582	2,507	(3%)	—
Other liabilities	3,292	3,169	2,425	4%	36%
Long-term debt	15,123	16,327	14,474	(7%)	4%
Total Liabilities	179,045	180,571	149,675	(1%)	20%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	1,770	1,770	20%	20%
Capital surplus	3,624	3,603	3,589	1%	1%
Retained earnings	18,010	17,643	17,786	2%	1%
Accumulated other comprehensive income	2,831	2,951	1,635	(4%)	73%
Treasury stock	(5,681)	(5,683)	(5,427)	—	5%
Total Equity	22,951	22,335	21,404	3%	7%
Total Liabilities and Equity	201,996	202,906	171,079	—	18%
(a) Amortized cost	34,693	35,780	35,662	(3%)	(3%)
(b) Market values	15	16	18	(6%)	(17%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	712,328	712,202	718,583	—	(1%)
Treasury	211,565	211,690	205,309	—	3%

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Assets
Cash and due from banks	$2,996	$3,221	$3,282	$3,278	$3,261
Other short-term investments	31,285	28,243	6,319	1,950	3,235
Available-for-sale debt and other securities(a)	37,425	38,599	38,645	36,028	37,178
Held-to-maturity securities(b)	15	16	17	17	18
Trading debt securities	704	526	433	297	297
Equity securities	277	273	459	564	459
Loans and leases held for sale	2,323	912	1,630	1,400	1,223
Portfolio loans and leases:
Commercial and industrial loans	51,695	55,661	58,250	50,542	50,768
Commercial mortgage loans	10,878	11,233	11,160	10,963	10,822
Commercial construction loans	5,656	5,479	5,462	5,090	5,281
Commercial leases	3,021	3,061	3,123	3,363	3,495
Total commercial loans and leases	71,250	75,434	77,995	69,958	70,366
Residential mortgage loans	16,158	16,457	16,701	16,724	16,675
Home equity	5,455	5,681	5,963	6,083	6,218
Indirect secured consumer loans	12,925	12,395	12,050	11,538	11,026
Credit card	2,087	2,211	2,417	2,532	2,467
Other consumer loans	2,856	2,875	2,911	2,723	2,657
Total consumer loans	39,481	39,619	40,042	39,600	39,043
Portfolio loans and leases	110,731	115,053	118,037	109,558	109,409
Allowance for loan and lease losses	(2,574)	(2,696)	(2,348)	(1,202)	(1,143)
Portfolio loans and leases, net	108,157	112,357	115,689	108,356	108,266
Bank premises and equipment	2,090	2,053	2,009	1,995	2,053
Operating lease equipment	818	809	819	848	869
Goodwill	4,261	4,261	4,261	4,252	4,290
Intangible assets	157	171	184	201	201
Servicing rights	660	676	685	993	910
Other assets	10,828	10,789	10,959	9,190	8,819
Total Assets	$201,996	$202,906	$185,391	$169,369	$171,079

Liabilities
Deposits:
Demand	$51,896	$49,359	$39,533	$35,968	$35,893
Interest checking	49,566	51,586	44,520	40,409	36,965
Savings	17,221	16,896	15,557	14,248	14,354
Money market	31,192	30,881	27,775	27,277	27,370
Foreign office	160	191	177	221	226
Other time	3,337	3,913	4,683	5,237	5,662
Certificates $100,000 and over	3,311	4,120	2,816	3,702	4,377
Other deposits	—	—	—	—	500
Total deposits	156,683	156,946	135,061	127,062	125,347
Federal funds purchased	251	262	1,625	260	876
Other short-term borrowings	1,196	1,285	4,542	1,011	4,046
Accrued taxes, interest and expenses	2,500	2,582	2,432	2,441	2,507
Other liabilities	3,292	3,169	3,576	2,422	2,425
Long-term debt	15,123	16,327	16,282	14,970	14,474
Total Liabilities	179,045	180,571	163,518	148,166	149,675
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	1,770	1,770	1,770	1,770
Capital surplus	3,624	3,603	3,597	3,599	3,589
Retained earnings	18,010	17,643	17,677	18,315	17,786
Accumulated other comprehensive income	2,831	2,951	2,477	1,192	1,635
Treasury stock	(5,681)	(5,683)	(5,699)	(5,724)	(5,427)
Total Equity	22,951	22,335	21,873	21,203	21,404
Total Liabilities and Equity	$201,996	$202,906	$185,391	$169,369	$171,079
(a) Amortized cost	$34,693	$35,780	$36,428	$34,966	$35,662
(b) Market values	15	16	17	17	18
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	712,328	712,202	711,306	708,916	718,583
Treasury	211,565	211,690	212,586	214,977	205,309

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	September	September	September	September
	2020	2019	2020	2019
Total Equity, Beginning	$22,335	$20,671	$21,203	$16,250
Net income	581	549	823	1,778
Other comprehensive income, net of tax:
Change in unrealized gains (losses):
Available-for-sale debt securities	(66)	377	1,272	1,385
Qualifying cash flow hedges	(55)	79	364	359
Change in accumulated other comprehensive income related to employee benefit plans	1	1	3	3
Comprehensive income	461	1,006	2,462	3,525
Cash dividends declared:
Common stock	(195)	(175)	(585)	(518)
Preferred stock	(19)	(19)	(69)	(60)
Issuance of preferred stock	346	439	346	439
Impact of stock transactions under stock compensation plans, net	23	24	66	59
Shares acquired for treasury	—	(350)	—	(1,463)
Impact of acquisition	—	—	—	3,159
Noncontrolling interest	—	(197)	—	—
Other	—	5	—	3
Impact of cumulative effect of change in accounting principles	—	—	(472)	10
Total Equity, Ending	$22,951	$21,404	$22,951	$21,404

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	September	June	September			September	September
	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$54,056	$59,106	$51,364	(9%)	5%	$54,948	$49,895	10%
Commercial mortgage loans	11,071	11,224	10,695	(1%)	4%	11,105	9,593	16%
Commercial construction loans	5,534	5,548	5,267	—	5%	5,405	5,119	6%
Commercial leases	2,966	3,056	3,563	(3%)	(17%)	3,074	3,643	(16%)
Total commercial loans and leases	73,627	78,934	70,889	(7%)	4%	74,532	68,250	9%
Residential mortgage loans	17,814	17,405	17,733	2%	—	17,748	17,163	3%
Home equity	5,581	5,820	6,267	(4%)	(11%)	5,802	6,333	(8%)
Indirect secured consumer loans	12,599	12,124	10,707	4%	18%	12,179	10,030	21%
Credit card	2,134	2,248	2,448	(5%)	(13%)	2,293	2,418	(5%)
Other consumer loans	2,858	2,887	2,622	(1%)	9%	2,847	2,525	13%
Total consumer loans	40,986	40,484	39,777	1%	3%	40,869	38,469	6%
Taxable securities	36,147	36,817	35,653	(2%)	1%	36,312	35,151	3%
Tax exempt securities	153	156	38	(2%)	303%	157	35	349%
Other short-term investments	29,791	19,833	2,497	50%	1,093%	17,552	2,183	704%
Total interest-earning assets	180,704	176,224	148,854	3%	21%	169,422	144,088	18%
Cash and due from banks	2,944	3,121	2,769	(6%)	6%	2,981	2,641	13%
Other assets	21,583	21,394	19,077	1%	13%	20,870	16,501	26%
Allowance for loan and lease losses	(2,698)	(2,352)	(1,115)	15%	142%	(2,300)	(1,111)	107%
Total Assets	$202,533	$198,387	$169,585	2%	19%	$190,973	$162,119	18%

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$49,800	$49,760	$37,729	—	32%	$46,631	$35,995	30%
Savings deposits	17,013	16,354	14,405	4%	18%	16,031	13,963	15%
Money market deposits	31,151	30,022	26,962	4%	16%	29,434	25,357	16%
Foreign office deposits	189	182	222	4%	(15%)	193	198	(3%)
Other time deposits	3,711	4,421	5,823	(16%)	(36%)	4,402	5,457	(19%)
Total interest-bearing core deposits	101,864	100,739	85,141	1%	20%	96,691	80,970	19%
Certificates $100,000 and over	3,633	4,067	4,795	(11%)	(24%)	3,685	4,650	(21%)
Other deposits	—	31	47	(100%)	(100%)	95	269	(65%)
Federal funds purchased	273	309	739	(12%)	(63%)	412	1,298	(68%)
Other short-term borrowings	1,626	2,377	1,278	(32%)	27%	1,916	1,017	88%
Long-term debt	16,230	16,955	15,633	(4%)	4%	16,333	15,538	5%
Total interest-bearing liabilities	123,626	124,478	107,633	(1%)	15%	119,132	103,742	15%
Demand deposits	50,414	45,761	35,223	10%	43%	44,004	33,883	30%
Other liabilities	5,541	5,727	5,522	(3%)	—	5,473	4,950	11%
Total Liabilities	179,581	175,966	148,378	2%	21%	168,609	142,575	18%
Total Equity	22,952	22,421	21,207	2%	8%	22,364	19,544	14%
Total Liabilities and Equity	$202,533	$198,387	$169,585	2%	19%	$190,973	$162,119	18%

	For the Three Months Ended			bps Change		Year to Date		bps Change
	September	June	September			September	September
Yield/Rate Analysis	2020	2020	2019	Seq	Yr/Yr	2020	2019	Yr/Yr
Interest-earning assets:
Commercial and industrial loans(a)	3.35%	3.47%	4.66%	(12)	(131)	3.67%	4.71%	(104)
Commercial mortgage loans(a)	3.12%	3.44%	4.86%	(32)	(174)	3.66%	4.94%	(128)
Commercial construction loans(a)	3.18%	3.53%	5.39%	(35)	(221)	3.82%	5.55%	(173)
Commercial leases(a)	3.44%	3.47%	3.34%	(3)	10	3.46%	3.31%	15
Total commercial loans and leases	3.30%	3.47%	4.68%	(17)	(138)	3.67%	4.73%	(106)
Residential mortgage loans	3.48%	3.53%	3.67%	(5)	(19)	3.55%	3.69%	(14)
Home equity	3.59%	3.60%	5.20%	(1)	(161)	3.98%	5.28%	(130)
Indirect secured consumer loans	3.93%	4.04%	4.22%	(11)	(29)	4.02%	4.05%	(3)
Credit card	11.37%	11.28%	12.57%	9	(120)	11.61%	12.52%	(91)
Other consumer loans	6.46%	6.50%	7.69%	(4)	(123)	6.88%	7.59%	(71)
Total consumer loans	4.25%	4.34%	4.87%	(9)	(62)	4.43%	4.86%	(43)
Total loans and leases	3.64%	3.76%	4.75%	(12)	(111)	3.94%	4.78%	(84)
Taxable securities	3.01%	3.08%	3.24%	(7)	(23)	3.08%	3.28%	(20)
Tax exempt securities(a)	2.99%	2.96%	3.18%	3	(19)	3.00%	3.72%	(72)
Other short-term investments	0.10%	0.11%	2.18%	(1)	(208)	0.15%	1.99%	(184)
Total interest-earning assets	2.93%	3.21%	4.34%	(28)	(141)	3.36%	4.37%	(101)

Interest-bearing liabilities:
Interest checking deposits	0.10%	0.24%	1.12%	(14)	(102)	0.33%	1.15%	(82)
Savings deposits	0.04%	0.06%	0.18%	(2)	(14)	0.07%	0.17%	(10)
Money market deposits	0.14%	0.32%	1.13%	(18)	(99)	0.38%	1.11%	(73)
Foreign office deposits	0.06%	0.09%	0.37%	(3)	(31)	0.25%	0.49%	(24)
Other time deposits	0.95%	1.21%	1.79%	(26)	(84)	1.27%	1.81%	(54)
Total interest-bearing core deposits	0.13%	0.27%	1.01%	(14)	(88)	0.35%	1.01%	(66)
Certificates $100,000 and over	1.26%	1.40%	2.20%	(14)	(94)	1.56%	2.14%	(58)
Other deposits	—	0.04%	1.97%	(4)	(197)	0.76%	2.43%	(167)
Federal funds purchased	0.20%	0.16%	2.06%	4	(186)	0.68%	2.42%	(174)
Other short-term borrowings	1.28%	0.32%	2.55%	96	(127)	0.90%	2.97%	(207)
Long-term debt	2.62%	2.80%	3.26%	(18)	(64)	2.84%	3.33%	(49)
Total interest-bearing liabilities	0.51%	0.66%	1.41%	(15)	(90)	0.74%	1.45%	(71)
(a) Presented on an FTE basis.

Fifth Third Bancorp and Subsidiaries
Average Balance Sheet and Yield/Rate Analysis
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Assets
Interest-earning assets:
Commercial and industrial loans	$54,056	$59,106	$51,693	$50,980	$51,364
Commercial mortgage loans	11,071	11,224	11,020	10,832	10,695
Commercial construction loans	5,534	5,548	5,132	5,334	5,267
Commercial leases	2,966	3,056	3,201	3,384	3,563
Total commercial loans and leases	73,627	78,934	71,046	70,530	70,889
Residential mortgage loans	17,814	17,405	18,024	17,853	17,733
Home equity	5,581	5,820	6,006	6,147	6,267
Indirect secured consumer loans	12,599	12,124	11,809	11,281	10,707
Credit card	2,134	2,248	2,498	2,496	2,448
Other consumer loans	2,858	2,887	2,797	2,679	2,622
Total consumer loans	40,986	40,484	41,134	40,456	39,777
Taxable securities	36,147	36,817	35,973	36,255	35,653
Tax exempt securities	153	156	162	57	38
Other short-term investments	29,791	19,833	2,898	2,014	2,497
Total interest-earning assets	180,704	176,224	151,213	149,312	148,854
Cash and due from banks	2,944	3,121	2,880	3,063	2,769
Other assets	21,583	21,394	19,623	18,096	19,077
Allowance for loan and lease losses	(2,698)	(2,352)	(1,845)	(1,144)	(1,115)
Total Assets	$202,533	$198,387	$171,871	$169,327	$169,585
Liabilities
Interest-bearing liabilities:
Interest checking deposits	$49,800	$49,760	$40,298	$38,628	$37,729
Savings deposits	17,013	16,354	14,715	14,274	14,405
Money market deposits	31,151	30,022	27,109	27,429	26,962
Foreign office deposits	189	182	209	244	222
Other time deposits	3,711	4,421	5,081	5,507	5,823
Total interest-bearing core deposits	101,864	100,739	87,412	86,082	85,141
Certificates $100,000 and over	3,633	4,067	3,355	4,072	4,795
Other deposits	—	31	257	252	47
Federal funds purchased	273	309	654	1,174	739
Other short-term borrowings	1,626	2,377	1,750	1,133	1,278
Long-term debt	16,230	16,955	15,816	14,860	15,633
Total interest-bearing liabilities	123,626	124,478	109,244	107,573	107,633
Demand deposits	50,414	45,761	35,765	35,710	35,223
Other liabilities	5,541	5,727	5,149	4,740	5,522
Total Liabilities	179,581	175,966	150,158	148,023	148,378
Total Equity	22,952	22,421	21,713	21,304	21,207
Total Liabilities and Equity	$202,533	$198,387	$171,871	$169,327	$169,585
Yield/Rate Analysis
Interest-earning assets:
Commercial and industrial loans(a)	3.35%	3.47%	4.25%	4.32%	4.66%
Commercial mortgage loans(a)	3.12%	3.44%	4.44%	4.48%	4.86%
Commercial construction loans(a)	3.18%	3.53%	4.82%	4.88%	5.39%
Commercial leases(a)	3.44%	3.47%	3.46%	3.30%	3.34%
Total commercial loans and leases	3.30%	3.47%	4.28%	4.34%	4.68%
Residential mortgage loans	3.48%	3.53%	3.63%	3.57%	3.67%
Home equity	3.59%	3.60%	4.71%	4.80%	5.20%
Indirect secured consumer loans	3.93%	4.04%	4.09%	4.16%	4.22%
Credit card	11.37%	11.28%	12.13%	12.37%	12.57%
Other consumer loans	6.46%	6.50%	7.71%	7.75%	7.69%
Total consumer loans	4.25%	4.34%	4.71%	4.74%	4.87%
Total loans and leases	3.64%	3.76%	4.44%	4.49%	4.75%
Taxable securities	3.01%	3.08%	3.15%	3.27%	3.24%
Tax exempt securities(a)	2.99%	2.96%	3.04%	4.44%	3.18%
Other short-term investments	0.10%	0.11%	0.97%	1.65%	2.18%
Total interest-earning assets	2.93%	3.21%	4.07%	4.15%	4.34%
Interest-bearing liabilities:
Interest checking deposits	0.10%	0.24%	0.75%	0.88%	1.12%
Savings deposits	0.04%	0.06%	0.13%	0.14%	0.18%
Money market deposits	0.14%	0.32%	0.72%	0.89%	1.13%
Foreign office deposits	0.06%	0.09%	0.57%	0.95%	0.37%
Other time deposits	0.95%	1.21%	1.56%	1.75%	1.79%
Total interest-bearing core deposits	0.13%	0.27%	0.68%	0.82%	1.01%
Certificates $100,000 and over	1.26%	1.40%	2.09%	2.14%	2.20%
Other deposits	—	0.04%	0.85%	1.75%	1.97%
Federal funds purchased	0.20%	0.16%	1.13%	1.74%	2.06%
Other short-term borrowings	1.28%	0.32%	1.32%	1.89%	2.55%
Long-term debt	2.62%	2.80%	3.12%	3.22%	3.26%
Total interest-bearing liabilities	0.51%	0.66%	1.09%	1.22%	1.41%
Ratios:
Net interest margin (FTE)(b)	2.58%	2.75%	3.28%	3.27%	3.32%
Net interest rate spread (FTE)(b)	2.42%	2.55%	2.98%	2.93%	2.93%
Interest-bearing liabilities to interest-earning assets	68.41%	70.64%	72.24%	72.05%	72.31%
(a) Presented on an FTE basis.
(b) Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 26.

Fifth Third Bancorp and Subsidiaries
Summary of Loans and Leases
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$54,004	$59,040	$51,586	$50,938	$51,241
Commercial mortgage loans	11,069	11,222	11,019	10,831	10,692
Commercial construction loans	5,534	5,548	5,132	5,334	5,267
Commercial leases	2,966	3,056	3,201	3,384	3,562
Total commercial loans and leases	73,573	78,866	70,938	70,487	70,762
Consumer loans:
Residential mortgage loans	16,618	16,561	16,732	16,697	16,736
Home equity	5,581	5,820	6,006	6,147	6,267
Indirect secured consumer loans	12,599	12,124	11,809	11,281	10,707
Credit card	2,134	2,248	2,498	2,496	2,448
Other consumer loans	2,857	2,887	2,796	2,679	2,621
Total consumer loans	39,789	39,640	39,841	39,300	38,779
Total average portfolio loans and leases	$113,362	$118,506	$110,779	$109,787	$109,541

Average Loans and Leases Held for Sale
Average commercial loans and leases held for sale	$55	$68	$108	$43	$127
Average consumer loans held for sale	1,196	844	1,293	1,156	998
Average loans and leases held for sale	$1,251	$912	$1,401	$1,199	$1,125

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$51,695	$55,661	$58,250	$50,542	$50,768
Commercial mortgage loans	10,878	11,233	11,160	10,963	10,822
Commercial construction loans	5,656	5,479	5,462	5,090	5,281
Commercial leases	3,021	3,061	3,123	3,363	3,495
Total commercial loans and leases	71,250	75,434	77,995	69,958	70,366
Consumer loans:
Residential mortgage loans	16,158	16,457	16,701	16,724	16,675
Home equity	5,455	5,681	5,963	6,083	6,218
Indirect secured consumer loans	12,925	12,395	12,050	11,538	11,026
Credit card	2,087	2,211	2,417	2,532	2,467
Other consumer loans	2,856	2,875	2,911	2,723	2,657
Total consumer loans	39,481	39,619	40,042	39,600	39,043
Total portfolio loans and leases	$110,731	$115,053	$118,037	$109,558	$109,409

End of Period Loans and Leases Held for Sale
Commercial loans and leases held for sale	$59	$72	$65	$136	$86
Consumer loans held for sale	2,264	840	1,565	1,264	1,137
Loans and leases held for sale	$2,323	$912	$1,630	$1,400	$1,223

Operating lease equipment	$818	$809	$819	$848	$869

Loans and Leases Serviced for Others(a)
Commercial and industrial loans	$903	$967	$947	$922	$916
Commercial mortgage loans	585	592	545	454	446
Commercial construction loans	623	536	462	397	392
Commercial leases	584	582	302	322	345
Residential mortgage loans	73,521	78,804	81,901	80,734	82,702
Other consumer loans	50	50	50	50	50
Total loans and leases serviced for others	76,266	81,531	84,207	82,879	84,851
Total loans and leases serviced	$190,138	$198,305	$204,693	$194,685	$196,352
(a) Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	September	June	March	December	September
	2020(a)	2020	2020	2019	2019
Regulatory Capital
CET1 capital	$14,306	$13,935	$13,840	$13,847	$13,568
Additional tier I capital	2,115	1,769	1,769	1,769	1,769
Tier I capital	16,421	15,704	15,609	15,616	15,337
Tier II capital	4,645	4,703	4,472	4,045	4,076
Total regulatory capital	$21,066	$20,407	$20,081	$19,661	$19,413
Risk-weighted assets(b)	$141,065	$143,322	$147,756	$142,065	$141,880

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	11.33%	11.30%	12.63%	12.58%	12.43%

Regulatory Capital Ratios
Fifth Third Bancorp
CET1 capital(b)	10.14%	9.72%	9.37%	9.75%	9.56%
Tier I risk-based capital(b)	11.64%	10.96%	10.56%	10.99%	10.81%
Total risk-based capital(b)	14.93%	14.24%	13.59%	13.84%	13.68%
Tier I leverage	8.37%	8.16%	9.37%	9.54%	9.36%

Fifth Third Bank
Tier I risk-based capital(b)	12.25%	11.76%	11.36%	11.86%	11.79%
Total risk-based capital(b)	14.15%	13.65%	13.17%	13.46%	13.37%
Tier I leverage	8.85%	8.80%	10.16%	10.36%	10.26%
(a)Current period regulatory capital data and ratios are estimated.
(b)Under the U.S. banking agencies' Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.

Fifth Third Bancorp and Subsidiaries
Summary of Credit Loss Experience
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2020	2020	2020	2019	2019
Average portfolio loans and leases:
Commercial and industrial loans	$54,004	$59,040	$51,586	$50,938	$51,241
Commercial mortgage loans	11,069	11,222	11,019	10,831	10,692
Commercial construction loans	5,534	5,548	5,132	5,334	5,267
Commercial leases	2,966	3,056	3,201	3,384	3,562
Total commercial loans and leases	73,573	78,866	70,938	70,487	70,762
Residential mortgage loans	16,618	16,561	16,732	16,697	16,736
Home equity	5,581	5,820	6,006	6,147	6,267
Indirect secured consumer loans	12,599	12,124	11,809	11,281	10,707
Credit card	2,134	2,248	2,498	2,496	2,448
Other consumer loans	2,857	2,887	2,796	2,679	2,621
Total consumer loans	39,789	39,640	39,841	39,300	38,779
Total average portfolio loans and leases	$113,362	$118,506	$110,779	$109,787	$109,541

Losses charged-off:
Commercial and industrial loans	($45)	($68)	($54)	($40)	($30)
Commercial mortgage loans	(11)	(2)	(2)	—	—
Commercial leases	(10)	(11)	(5)	—	(4)
Total commercial loans and leases	(66)	(81)	(61)	(40)	(34)
Residential mortgage loans	(1)	(2)	(2)	(4)	(2)
Home equity	(4)	(3)	(5)	(12)	(5)
Indirect secured consumer loans	(11)	(15)	(21)	(24)	(21)
Credit card	(34)	(40)	(42)	(40)	(38)
Other consumer loans	(19)	(22)	(28)	(32)	(30)
Total consumer loans	(69)	(82)	(98)	(112)	(96)
Total losses charged-off	($135)	($163)	($159)	($152)	($130)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$3	$3	$4	$4	$1
Commercial mortgage loans	—	—	—	—	—
Commercial leases	2	—	—	—	—
Total commercial loans and leases	5	3	4	4	1
Residential mortgage loans	2	1	1	1	1
Home equity	3	2	2	3	3
Indirect secured consumer loans	8	8	9	8	8
Credit card	5	6	6	7	5
Other consumer loans	11	13	15	16	13
Total consumer loans	29	30	33	35	30
Total recoveries of losses previously charged-off	$34	$33	$37	$39	$31

Net losses charged-off:
Commercial and industrial loans	($42)	($65)	($50)	($36)	($29)
Commercial mortgage loans	(11)	(2)	(2)	—	—
Commercial leases	(8)	(11)	(5)	—	(4)
Total commercial loans and leases	(61)	(78)	(57)	(36)	(33)
Residential mortgage loans	1	(1)	(1)	(3)	(1)
Home equity	(1)	(1)	(3)	(9)	(2)
Indirect secured consumer loans	(3)	(7)	(12)	(16)	(13)
Credit card	(29)	(34)	(36)	(33)	(33)
Other consumer loans	(8)	(9)	(13)	(16)	(17)
Total consumer loans	(40)	(52)	(65)	(77)	(66)
Total net losses charged-off	($101)	($130)	($122)	($113)	($99)

Net losses charged-off as a percent of average portfolio loans and leases:
Commercial and industrial loans	0.31%	0.45%	0.39%	0.28%	0.22%
Commercial mortgage loans	0.39%	0.07%	0.06%	(0.02%)	(0.01%)
Commercial leases	1.09%	1.47%	0.60%	0.06%	0.41%
Total commercial loans and leases	0.33%	0.40%	0.32%	0.20%	0.18%
Residential mortgage loans	(0.02%)	0.02%	0.02%	0.07%	0.03%
Home equity	0.07%	0.07%	0.17%	0.59%	0.16%
Indirect secured consumer loans	0.11%	0.24%	0.43%	0.56%	0.50%
Credit card	5.44%	6.17%	5.87%	5.21%	5.41%
Other consumer loans	1.05%	1.17%	1.87%	2.51%	2.47%
Total consumer loans	0.40%	0.52%	0.66%	0.78%	0.68%
Total net losses charged-off as a percent of average portfolio loans and leases	0.35%	0.44%	0.44%	0.41%	0.36%

Fifth Third Bancorp and Subsidiaries
Asset Quality
$ in millions	For the Three Months Ended
(unaudited)	September		June	March	December	September
	2020		2020	2020	2019	2019
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,696		$2,348	$1,202	$1,143	$1,115
Impact of CECL adoption	—		—	643	—	—
Total net losses charged-off	(101)		(130)	(122)	(113)	(99)
(Benefit from) provision for loan and lease losses	(21)		478	625	172	127
Allowance for loan and lease losses, ending	$2,574		$2,696	$2,348	$1,202	$1,143

Reserve for unfunded commitments, beginning	$176		$169	$144	$154	$147
Impact of CECL adoption	—		—	10	—	—
Provision for (benefit from) the reserve for unfunded commitments	6		7	15	(10)	7
Reserve for unfunded commitments, ending	$182		$176	$169	$144	$154

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,574		$2,696	$2,348	$1,202	$1,143
Reserve for unfunded commitments	182		176	169	144	154
Total allowance for credit losses	$2,756		$2,872	$2,517	$1,346	$1,297

	As of
	September		June	March	December	September
	2020		2020	2020	2019	2019
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$266		$94	$100	$118	$70
Commercial mortgage loans	99		89	83	21	17
Commercial construction loans	—		—	1	1	—
Commercial leases	16		22	18	26	27
Residential mortgage loans	30		14	12	13	12
Home equity	50		52	54	54	63
Indirect secured consumer loans	8		5	1	1	1
Other consumer loans	3		2	2	2	2
Total nonaccrual portfolio loans and leases (excludes restructured loans)	472		278	271	236	192
Nonaccrual restructured portfolio commercial loans and leases	307		282	243	231	235
Nonaccrual restructured portfolio consumer loans and leases	112	(c)	140	133	151	55
Total nonaccrual portfolio loans and leases	891		700	647	618	482
Repossessed property	7		4	10	10	9
OREO	33		43	52	52	28
Total nonperforming portfolio loans and leases and OREO	931		747	709	680	519
Nonaccrual loans held for sale	10		1	—	—	—
Nonaccrual restructured loans held for sale	1		1	1	7	13
Total nonperforming assets	$942		$749	$710	$687	$532

Restructured portfolio consumer loans and leases (accrual)	$818	(d)	$963	$976	$965	$958
Restructured portfolio commercial loans and leases (accrual)	$123		$119	$63	$23	$34

Loans and leases 90 days past due (accrual):
Commercial and industrial loans	$4		$10	$13	$11	$15
Commercial mortgage loans	26		23	20	15	18
Commercial construction loans	—		—	—	—	1
Commercial leases	2		—	10	—	1
Total commercial loans and leases	32		33	43	26	35
Residential mortgage loans	67		54	54	50	48
Home equity	2		—	—	1	—
Indirect secured consumer loans	10		12	11	10	10
Credit card	27		36	42	42	38
Other consumer loans	1		1	1	1	1
Total consumer loans	107		103	108	104	97
Total loans and leases 90 days past due (accrual)(b)	$139		$136	$151	$130	$132
Ratios
Net losses charged-off as a percent of average portfolio loans and leases	0.35%		0.44%	0.44%	0.41%	0.36%
Allowance for credit losses:
As a percent of portfolio loans and leases	2.49%		2.50%	2.13%	1.23%	1.19%
As a percent of nonperforming portfolio loans and leases(a)	309%		410%	389%	218%	269%
As a percent of nonperforming portfolio assets(a)	296%		385%	355%	198%	250%
Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO(a)	0.80%		0.61%	0.55%	0.56%	0.44%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.84%		0.65%	0.60%	0.62%	0.47%
Nonperforming assets as a percent of total loans and leases, OREO, and repossessed property	0.83%		0.65%	0.59%	0.62%	0.48%
(a) Excludes nonaccrual loans held for sale.
(b) Excludes loans held for sale.
(c) Excludes approximately $12 of residential mortgage loans that were modified prior to repurchase.
(d) Excludes approximately $125 of residential mortgage loans that were modified prior to repurchase.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “adjusted net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see Reg. G reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Regulation G Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	September	June	March	December	September
		2020	2020	2020	2019	2019
	Net interest income	$1,170	$1,200	$1,229	$1,228	$1,242
	Add: Taxable equivalent adjustment	3	3	4	4	4
	Net interest income (FTE) (a)	1,173	1,203	1,233	1,232	1,246

	Net interest income (annualized) (b)	4,655	4,826	4,943	4,872	4,928
	Net interest income (FTE) (annualized) (c)	4,667	4,838	4,959	4,888	4,943

	Net interest income (FTE)	1,173	1,203	1,233	1,232	1,246
	Less: Net interest income impact from purchase accounting accretion	13	15	16	18	28
	Adjusted net interest income (FTE) (d)	1,160	1,188	1,217	1,214	1,218
	Adjusted net interest income (FTE) (annualized) (e)	4,615	4,777	4,895	4,816	4,832

	Interest income	1,329	1,403	1,525	1,559	1,625
	Add: Taxable equivalent adjustment	3	3	4	4	4
	Interest income (FTE)	1,332	1,406	1,529	1,563	1,629
	Interest income (FTE) (annualized) (f)	5,299	5,655	6,150	6,201	6,463

	Interest expense (annualized) (g)	633	816	1,191	1,313	1,520
	Average interest-earning assets (h)	180,704	176,224	151,213	149,312	148,854
	Average interest-bearing liabilities (i)	123,626	124,478	109,244	107,573	107,633

	Net interest margin (b) / (h)	2.58%	2.74%	3.27%	3.26%	3.31%
	Net interest margin (FTE) (c) / (h)	2.58%	2.75%	3.28%	3.27%	3.32%
	Adjusted net interest margin (e) / (h)	2.55%	2.71%	3.24%	3.22%	3.25%
	Net interest rate spread (FTE) (f) / (h) - (g) / (i)	2.42%	2.55%	2.98%	2.93%	2.93%

	Income before income taxes	$746	$244	$60	$941	$689
	Add: Taxable equivalent adjustment	3	3	4	4	4
	Income before income taxes (FTE)	$749	$247	$64	$945	$693

	Net income available to common shareholders	$562	$163	$29	$701	$530
	Add: Intangible amortization, net of tax	9	9	10	11	11
	Tangible net income available to common shareholders (j)	571	172	39	712	541
	Tangible net income available to common shareholders (annualized) (k)	2,272	692	157	2,825	2,146

	Average Bancorp shareholders' equity	22,952	22,420	21,713	21,304	21,087
Less:	Average preferred stock	(2,007)	(1,770)	(1,770)	(1,770)	(1,445)
	Average goodwill	(4,261)	(4,261)	(4,251)	(4,260)	(4,286)
	Average intangible assets	(164)	(178)	(193)	(194)	(208)
	Average tangible common equity, including AOCI (l)	16,520	16,211	15,499	15,080	15,148
Less:	Average AOCI	(2,919)	(2,702)	(1,825)	(1,416)	(1,444)
	Average tangible common equity, excluding AOCI (m)	13,601	13,509	13,674	13,664	13,704

	Total Bancorp shareholders' equity	22,951	22,335	21,873	21,203	21,404
Less:	Preferred stock	(2,116)	(1,770)	(1,770)	(1,770)	(1,770)
	Goodwill	(4,261)	(4,261)	(4,261)	(4,252)	(4,290)
	Intangible assets	(157)	(171)	(184)	(201)	(201)
	Tangible common equity, including AOCI (n)	16,417	16,133	15,658	14,980	15,143
Less:	AOCI	(2,831)	(2,951)	(2,477)	(1,192)	(1,635)
	Tangible common equity, excluding AOCI (o)	13,586	13,182	13,181	13,788	13,508
Add:	Preferred stock	2,116	1,770	1,770	1,770	1,770
	Tangible equity (p)	15,702	14,952	14,951	15,558	15,278

	Total assets	201,996	202,906	185,391	169,369	171,079
Less:	Goodwill	(4,261)	(4,261)	(4,261)	(4,252)	(4,290)
	Intangible assets	(157)	(171)	(184)	(201)	(201)
	Tangible assets, including AOCI (q)	197,578	198,474	180,946	164,916	166,588
Less:	AOCI, before tax	(3,584)	(3,735)	(3,135)	(1,509)	(2,070)
	Tangible assets, excluding AOCI (r)	$193,994	$194,739	$177,811	$163,407	$164,518

	Common shares outstanding (s)	712	712	711	709	719

	Tangible equity (p) / (r)	8.09%	7.68%	8.41%	9.52%	9.29%
	Tangible common equity (excluding AOCI) (o) / (r)	6.99%	6.77%	7.41%	8.44%	8.21%
	Tangible common equity (including AOCI) (n) / (q)	8.31%	8.13%	8.65%	9.08%	9.09%
	Tangible book value per share (n) / (s)	$23.06	$22.66	$22.02	$21.13	$21.06

Fifth Third Bancorp and Subsidiaries
Regulation G Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	September	June	September
	2020	2020	2019
Net income (t)	$581	$195	$549
Net income (annualized) (u)	2,311	784	2,178

Adjustments (pre-tax items)(a)
Valuation of Visa total return swap	22	29	11
Restructuring severance expense	19	-	-
Branch and non-branch real estate charges	10	12	-
Rent impairment charges	9	-	-
COVID-19-related expenses(b)	5	12	-
Merger-related expenses	-	9	28
FHLB debt extinguishment charge	-	6	-
Adjustments, after-tax (v)(a)	51	52	30

Noninterest income (w)	722	650	740
Valuation of Visa total return swap	22	29	11
Branch and non-branch real estate charges	10	12	-
Adjusted noninterest income (x)	754	691	751

Noninterest expense (y)	1,161	1,121	1,159
Restructuring severance expense	(19)	-	-
Rent impairment charges	(9)	-	-
COVID-19-related expenses(b)	(5)	(12)	-
Merger-related expenses	-	(9)	(28)
FHLB debt extinguishment charge	-	(6)	-
Adjusted noninterest expense (z)	1,128	1,094	1,131
Intangible amortization expense	12	12	14
Adjusted noninterest expense excluding intangible amortization expense (aa)	1,116	1,082	1,117

Adjusted net income (t) + (v)	632	247	579
Adjusted net income (annualized) (ab)	2,514	993	2,297

Adjusted tangible net income available to common shareholders (j) + (v)	622	224	571
Adjusted tangible net income available to common shareholders (annualized) (ac)	2,474	901	2,265

Average assets (ad)	$202,533	$198,387	$169,585

Return on average tangible common equity (k) / (l)	13.8%	4.3%	14.2%
Adjusted return on average tangible common equity, including AOCI (ac) / (l)	15.0%	5.6%	15.0%
Adjusted return on average tangible common equity, excluding AOCI (ac) / (m)	18.2%	6.7%	16.5%

Return on average assets (u) / (ad)	1.14%	0.40%	1.28%
Adjusted return on average assets (ab) / (ad)	1.24%	0.50%	1.35%
Efficiency ratio (y) / [(a) + (w)]	61.3%	60.5%	58.4%
Adjusted efficiency ratio (aa) / [(d) + (x)]	58.3%	57.6%	56.7%
Total revenue (FTE) (a) + (w)	$1,895	$1,853	$1,986
Pre-provision net revenue (PPNR) (a) + (w) - (y)	$734	$732	$827
Adjusted pre-provision net revenue (PPNR) (d) + (x) - (aa)	$798	$797	$852
(a) Assumes a 23% tax rate, except for merger-related expenses impacted by certain non-deductible items; (b) COVID-19 related expenses include incremental costs incurred for enhanced cleaning measures, personal protective equipment, one-teim employee bonuses (entirely in 2Q20), and other supplies in response to the COVID-19 pandemic

Fifth Third Bancorp and Subsidiaries
Segment Presentation
$ in millions
(unaudited)

For the three months ended September 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$435	$355	$98	$28	$257	$1,173
Benefit from (provision for) credit losses	(337)	(68)	(2)	—	422	15
Net interest income after benefit from (provision for) credit losses	98	287	96	28	679	1,188
Noninterest income	318	192	73	132	7	722
Noninterest expense	(411)	(460)	(137)	(133)	(20)	(1,161)
Income before income taxes	5	19	32	27	666	749
Applicable income tax (expense) benefit(a)	7	(4)	(7)	(6)	(158)	(168)
Net income	$12	$15	$25	$21	$508	$581

For the three months ended June 30, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$573	$513	$92	$51	$(26)	$1,203
(Provision for) benefit from credit losses	(457)	(52)	(10)	1	33	(485)
Net interest income after (provision for) benefit from credit losses	116	461	82	52	7	718
Noninterest income	294	167	98	121	(30)	650
Noninterest expense	(405)	(454)	(120)	(122)	(20)	(1,121)
Income (loss) before income taxes	5	174	60	51	(43)	247
Applicable income tax (expense) benefit(a)	7	(36)	(12)	(11)	—	(52)
Net income (loss)	$12	$138	$48	$40	$(43)	$195

For the three months ended March 31, 2020	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$511	$505	$89	$37	$91	$1,233
Provision for credit losses	(45)	(62)	(13)	(1)	(519)	(640)
Net interest income after provision for credit losses	466	443	76	36	(428)	593
Noninterest income	287	198	124	135	(73)	671
Noninterest expense	(480)	(488)	(122)	(143)	33	(1,200)
Income (loss) before income taxes	273	153	78	28	(468)	64
Applicable income tax (expense) benefit(a)	(49)	(32)	(17)	(6)	86	(18)
Net income (loss)	$224	$121	$61	$22	$(382)	$46

For the three months ended December 31, 2019	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$603	$569	$91	$41	$(72)	$1,232
Provision for credit losses	(83)	(60)	(15)	—	(4)	(162)
Net interest income after provision for credit losses	520	509	76	41	(76)	1,070
Noninterest income	324	214	74	129	294	1,035
Noninterest expense	(422)	(485)	(123)	(131)	1	(1,160)
Income before income taxes	422	238	27	39	219	945
Applicable income tax expense(a)	(81)	(50)	(6)	(8)	(66)	(211)
Net income	$341	$188	$21	$31	$153	$734

For the three months ended September 30, 2019	Commercial Banking	Branch Banking(b)	Consumer Lending(c)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income (FTE)(a)	$627	$598	$88	$44	$(111)	$1,246
Provision for credit losses	(54)	(58)	(14)	—	(8)	(134)
Net interest income after provision for credit losses	573	540	74	44	(119)	1,112
Noninterest income	335	204	96	125	(20)	740
Noninterest expense	(425)	(469)	(114)	(129)	(22)	(1,159)
Income (loss) before income taxes	483	275	56	40	(161)	693
Applicable income tax (expense) benefit(a)	(90)	(58)	(12)	(8)	24	(144)
Net income (loss)	$393	$217	$44	$32	$(137)	$549
(a) Includes taxable equivalent adjustments of $3 million, $3 million, $4 million, $4 million and $4 million for the three months ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.

(b) Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(c) Consumer Lending includes the Bancorp's residential mortgage, home equity, automobile and other indirect lending activities.